Exhibit 99

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES SECOND QUARTER 2006 RESULTS

NEW RECORD FOR QUARTERLY DISTRIBUTABLE CASH FLOW

RADNOR, PA (BusinessWire) August 2, 2006 – Penn Virginia Resource Partners, L.P. (NYSE:PVR) today reported a new quarterly record distributable cash flow of $27.3 million for the second quarter of 2006, an increase of 22 percent over $22.4 million for the same quarter of 2005. Operating income for the second quarter of 2006 was a new quarterly record $29.3 million, compared to $20.4 million in the same quarter of 2005. Net income for the second quarter of 2006 was $13.2 million, or $0.30 per limited partner unit after the effect of a two-for-one unit split on April 4, 2006, compared to a net income of $16.9 million, or $0.39 per limited partner unit, for the second quarter of 2005. The increases in distributable cash flow, a non-GAAP measure, and operating income were primarily attributable to increased processing margins in PVR’s natural gas midstream business and higher coal royalty revenues resulting from acquisitions and higher coal prices. Net income decreased due primarily to higher mark-to-market derivative losses caused by increased crude oil prices during the quarter. A reconciliation of distributable cash flow and other non-GAAP financial measures appears in the financial tables following this news release.

As previously announced, on August 14, 2006, PVR will pay a quarterly cash distribution covering the period April 1 through June 30, 2006, in the amount of $0.375 per unit, or an annualized rate of $1.50 per unit, to unitholders of record as of August 4, 2006. This represents an increase of seven percent over the $0.35 per unit distribution paid for the first quarter of 2006 and a 15 percent increase over the $0.325 per unit distribution paid for the second quarter of 2005.

For the first six months of 2006, PVR reported distributable cash flow of $49.9 million, compared to $38.7 million for the same period of 2005. Net income for the first half of 2006 was $21.6 million, or $0.48 per limited partner unit, compared to net income of $14.4 million, or $0.36 per limited partner unit for the first half of 2005. Operating income from the coal segment was $36.4 million, or 76 percent, of total operating income for the six months ended June 30, 2006, and $28.6 million, or 82 percent, of total operating income for the six months ended June 30, 2005.

A. James Dearlove, Chief Executive Officer, said, “PVR’s record distributable cash flow in the second quarter of 2006 resulted primarily from continued strong coal prices and increased coal production by our lessees, and from the highest natural gas processing margins we have seen since entering the midstream business in early 2005, fueled by the combination of continued strong pricing for natural gas liquids and weaker natural gas prices. This strong performance in both of our businesses provides support for the recently announced distribution increase.

“PVR and its unitholders have benefited from the Partnership’s acquisitions, and we continue to be active in that respect. During the second quarter, we completed the acquisition of 69 million tons of high quality central Appalachian coal reserves for $65 million. The reserves purchased are expected to provide growth in production from our properties over the next several years as new mines are installed on the property. We also closed an acquisition of 115 miles of 12 and 16 inch pipeline and related assets which are contiguous to our largest gathering system and processing plant in the panhandle of Texas and Oklahoma. We expect that acquisition to allow our midstream business to increase operating efficiencies and to expand its footprint, supporting organic growth in that area.

“On July 11, 2006, Penn Virginia Corporation (NYSE:PVA) announced that its wholly owned subsidiary, Penn Virginia GP Holdings, L.P. (PVG), which was formed to own the general partner interest, all of the incentive distribution rights, 7,475,414 common units and 7,649,880 subordinated units in PVR, had filed a registration statement with the Securities and Exchange Commission for an initial public offering of six million of its common units representing limited partner interests. The PVG offering could increase by up to 900,000 additional common units if the underwriters exercise a 30-day purchase option they are expected to be granted. If the offering is completed, proceeds from the offering will be used by PVG to purchase newly issued Class B units from PVR and to make a capital contribution to PVR to maintain its two percent general partner interest. PVR expects to use the proceeds from the Class B units to repay credit facility debt.”

Coal Segment Review

Second quarter 2006 operating income in the coal segment was a record $19.3 million, or 18 percent higher than the $16.3 million reported in the second quarter of 2005. Revenues increased to a record $27.9 million in the second quarter of 2006, an 18 percent increase over the $23.6 million reported in the second quarter of 2005. The increase was mainly a result of increased coal royalty revenues, which increased to $24.3 million in the second quarter of 2006, a 21 percent increase over $20.1 million in the second quarter of 2005. Higher coal prices were the primary reason for increased average royalty per ton, up nine percent to $3.04 in the second quarter of 2006 from $2.78 in the second quarter of 2005. Coal production from PVR properties increased to 8.0 million tons in the second quarter of 2006 from 7.3 million tons in the second quarter of 2005. The increase was primarily due to production from properties acquired in 2005 in the western Kentucky portion of the Illinois Basin as well as production from properties acquired in central Appalachia in the second quarter of 2006.

Expenses increased to $8.6 million in the second quarter of 2006 from $7.3 million in the second quarter of 2005, due primarily to increased general and administrative expenses resulting from additional payroll costs related to absorbing 2005 acquisitions and depreciation, depletion and amortization (DD&A) resulting from higher coal production.

Natural Gas Midstream Segment Review

Second quarter 2006 operating income in the natural gas midstream segment was a record $10.0 million compared to $4.1 million in the second quarter of 2005. Inlet volumes at the midstream segment’s gas processing plants and gathering systems were a record 12.7 billion cubic feet (Bcf) or approximately 140 million cubic feet per day (MMcfpd) for the second quarter of 2006, an 11 percent increase from 126 MMcfpd for the second quarter of 2005.

Gross processing margin for the second quarter of 2006, consisting of midstream revenues minus the cost of gas purchased, was a record $19.7 million, an increase of 58 percent over $12.5 million for the second quarter of 2005. Average NGL prices increased quarter over quarter while average natural gas prices decreased over the same period, leading to an increase in the gross processing margin. Expenses other than cost of gas purchased were $9.9 million for the second quarter of 2006 compared to $9.2 million for the second quarter of 2005. Adjusted for cash payments on derivative contracts settled during the quarter, the gross processing margin was $15.2 million, an increase of 42 percent over $10.7 million for the second quarter of 2005.

Capital Resources and Impact of Derivatives

As of June 30, 2006, PVR’s outstanding borrowings were $316.6 million, including $9.8 million of senior unsecured notes classified as current portion of long-term debt. Net interest expense increased from $2.7 million in the second quarter of 2005 to $4.1 million for the second quarter of 2006 as a result of interest on increased borrowings related to the acquisition of the midstream business and coal property acquisitions in 2005 and 2006 and a general increase in interest rates.

PVR uses commodity price derivative positions, as summarized later in this release, to support processing margins in its natural gas midstream segment. For the second half of 2006 and full year 2007 and 2008, PVR has hedged approximately 67, 30, and 30 percent of its midstream commodity price exposure, respectively, based on its share of current plant production.

Beginning May 1, 2006, PVR elected to discontinue hedge accounting prospectively. From that date forward, PVR recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts on its balance sheet. This change will have no impact on PVR’s reported cash flows. Future results of operations will be affected by the volatility of mark-to-market gains and losses, which fluctuate with changes in oil and gas prices. Net income for the second quarter of 2006 included derivative losses of $11.9 million, which resulted from $6.8 million in unrealized mark-to-market losses on open derivative positions and $5.1 million in realized derivative settlements.

Guidance for 2006

See the Guidance Table included in this release for latest guidance estimates for 2006. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss second quarter 2006 results and the outlook for the remainder of 2006, is scheduled for Thursday, August 3, 2006, at 1:00 p.m. EDT. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the conference call will be available until August 4, 2006, at 11:59 p.m. EDT by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 209050. An on-demand replay of the call will also be available at PVR’s website beginning shortly after the call.

******

A registration statement relating to the PVG common units has been filed with the Securities and Exchange Commission but has not yet become effective. The PVG common units may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the PVG common units in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: PVR’s ability to generate sufficient cash from its midstream and coal businesses to pay the minimum quarterly distribution to its general partner and its unitholders; energy prices generally and specifically, the price of natural gas and the price of NGLs; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and oil; the volatility of commodity prices for coal, natural gas and NGLs; the projected demand for coal, natural gas and NGLs; the projected supply of coal, natural gas and NGLs; PVR’s ability to successfully manage its relatively new natural gas midstream business; PVR’s ability to acquire new coal reserves or midstream assets on satisfactory terms; the price for which coal reserves can be acquired; PVR’s ability to continually find and contract for new sources of natural gas supply; PVR’s ability to retain existing or acquire new midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from PVR’s reserves; competition among producers in the coal industry generally and among natural gas midstream companies; PVR’s exposure to the credit risk of its coal lessees and midstream customers; the extent to which the amount and quality of PVR’s actual production differ from its estimated recoverable proved coal reserves; hazards or operating risks incidental to midstream operations; unanticipated geological problems; the dependence of PVR’s midstream business on having connections to third party pipelines; the availability of required materials and equipment; the occurrence of unusual weather or operating conditions including force majeure events; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves and the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s lessees, including their ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; changes in financial market conditions; and the completion of PVG’s initial public offering.

Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2005. Many of the factors that will determine PVR’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVR undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues
Natural gas midstream	$95,350	$85,133	$204,531	$111,411
Coal royalties	24,254	20,129	46,676	38,182
Coal services	1,404	1,338	2,830	2,608
Other	2,455	3,009	4,590	3,598

Total revenues	123,463	109,609	258,627	155,799

Expenses
Cost of gas purchased	75,692	72,629	174,343	94,466
Operating	4,094	4,315	7,572	6,142
Taxes other than income	438	716	1,136	1,098
General and administrative	5,134	3,514	10,404	6,279
Depreciation, depletion and amortization	8,816	7,999	17,637	13,078

Total expenses	94,174	89,173	211,092	121,063

Operating Income	29,289	20,436	47,535	34,736
Interest expense, net	(4,139)	(2,743)	(7,912)	(5,578)
Derivatives	(11,929)	(828)	(18,062)	(14,764)

Net income	$13,221	$16,865	$21,561	$14,394

Allocation of net income:
General partner’s interest in net income	$902	$617	$1,412	$527
Limited partners’ interest in net income	$12,319	$16,248	$20,149	$13,867

Basic and diluted net income per limited partner unit, common and subordinated	$0.30	$0.39	$0.48	$0.36

Weighted average units outstanding:
Common	33,994	29,734	33,994	27,484
Subordinated	7,650	11,474	7,650	11,474

Other data:
Coal segment:
Coal royalty tons (in thousands)	7,966	7,250	15,686	13,965
Average gross coal royalty ($ per ton)	$3.04	$2.78	$2.98	$2.73
Natural gas midstream segment:
Inlet volumes (MMcf)	12,735	11,489	24,788	15,396
Gross midstream processing margin (in thousands)	$19,658	$12,504	$30,188	$16,945

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Cash	$7,459	$23,193
Receivables	56,973	76,398
Derivative assets	2,498	10,235
Other current assets	2,149	2,724

Total current assets	69,079	112,550
Property and equipment, net	540,148	458,782
Equity investments	24,644	26,672
Goodwill	7,718	7,718
Intangibles, net	35,518	38,051
Derivative assets	5,916	8,536
Other long-term assets	7,321	5,570

Total assets	$690,344	$657,879

Liabilities and Partners’ Capital
Current portion of long-term debt	$9,820	$8,108
Accounts payable and accrued liabilities	48,952	68,004
Derivative liabilities	22,350	20,700
Deferred income	7,340	5,073

Total current liabilities	88,462	101,885
Derivative liabilities	13,710	11,246
Other long-term liabilities	10,991	13,943
Long-term debt	306,730	246,846
Partners’ capital	270,451	283,959

Total liabilities and partners’ capital	$690,344	$657,879

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating Activities
Net income	$13,221	$16,865	$21,561	$14,394
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	8,816	7,999	17,637	13,078
Commodity derivative contracts:
Total derivative losses	12,640	239	18,512	14,175
Cash settlements of derivatives	(5,139)	(1,251)	(8,061)	(1,251)
Noncash interest expense	191	117	382	1,342
Equity earnings, net of distributions	2,358	(246)	2,028	(544)
Changes in operating assets and liabilities	5,115	4,610	(1,540)	(1,416)

Net cash provided by operating activities	37,202	28,333	50,519	39,778

Investing Activities
Acquisitions, net of cash acquired	(78,318)	(17,693)	(81,387)	(222,677)
Additions to property and equipment	(9,825)	(5,531)	(15,321)	(5,820)
Other	3	—	3	52

Net cash used in investing activities	(88,140)	(23,224)	(96,705)	(228,445)

Financing Activities
Payments for debt issuance costs	—	—	—	(2,039)
Proceeds from borrowings, net	64,800	5,700	61,500	86,000
Proceeds from issuance of partners’ capital	—	1,276	—	129,006
Distributions to partners	(15,524)	(13,267)	(31,048)	(23,678)

Net cash provided by (used in) financing activities	49,276	(6,291)	30,452	189,289

Net increase (decrease) in cash and cash equivalents	(1,662)	(1,182)	(15,734)	622
Cash and cash equivalents-beginning balance	9,121	22,801	23,193	20,997

Cash and cash equivalents-ending balance	$7,459	$21,619	$7,459	$21,619

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream	Consolidated
Three months ended June 30, 2006

Revenues
Natural gas midstream	$—	$95.4	$95.4
Coal royalties	24.3	—	24.3
Coal services	1.4	—	1.4
Other	2.2	0.2	2.4

Total revenues	27.9	95.6	123.5

Expenses
Cost of gas purchased	—	75.7	75.7
Operating	1.3	2.8	4.1
Taxes other than income	0.1	0.3	0.4
General and administrative	2.5	2.7	5.2
Depreciation, depletion and amortization	4.7	4.1	8.8

Total expenses	8.6	85.6	94.2

Operating Income	$19.3	$10.0	$29.3

Production
Coal royalty tons (millions of tons)	8.0
Inlet volumes (Bcf)		12.7

Additions to property and equipment and acquisitions, net of cash acquired	$69.2	$18.9	$88.1

	Coal	Natural Gas Midstream	Consolidated
Three months ended June 30, 2005

Revenues
Natural gas midstream	$—	$85.1	$85.1
Coal royalties	20.1	—	20.1
Coal services	1.3	—	1.3
Other	2.2	0.8	3.0

Total revenues	23.6	85.9	109.5

Expenses
Cost of gas purchased	—	72.6	72.6
Operating	1.1	3.2	4.3
Taxes other than income	0.2	0.5	0.7
General and administrative	1.7	1.8	3.5
Depreciation, depletion and amortization	4.3	3.7	8.0

Total expenses	7.3	81.8	89.1

Operating Income	$16.3	$4.1	$20.4

Production
Coal royalty tons (millions of tons)	7.3
Inlet volumes (Bcf)		11.5

Additions to property and equipment and acquisitions, net of cash acquired	$19.6	$3.6	$23.2

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream	Consolidated
Six months ended June 30, 2006

Revenues
Natural gas midstream	$—	$204.5	$204.5
Coal royalties	46.7	—	46.7
Coal services	2.8	—	2.8
Other	3.7	0.9	4.6

Total revenues	53.2	205.4	258.6

Expenses
Cost of gas purchased	—	174.3	174.3
Operating	2.2	5.4	7.6
Taxes other than income	0.4	0.7	1.1
General and administrative	4.7	5.7	10.4
Depreciation, depletion and amortization	9.5	8.1	17.6

Total expenses	16.8	194.2	211.0

Operating Income	$36.4	$11.2	$47.6

Production
Coal royalty tons (millions of tons)	15.7
Inlet volumes (Bcf)		24.8

Additions to property and equipment and acquisitions, net of cash acquired	$75.2	$21.5	$96.7

	Coal	Natural Gas Midstream (1)	Consolidated
Six months ended June 30, 2005

Revenues
Natural gas midstream	$—	$111.4	$111.4
Coal royalties	38.2	—	38.2
Coal services	2.6	—	2.6
Other	2.7	0.9	3.6

Total revenues	43.5	112.3	155.8

Expenses
Cost of gas purchased	—	94.5	94.5
Operating	2.2	4.0	6.2
Taxes other than income	0.5	0.6	1.1
General and administrative	4.0	2.2	6.2
Depreciation, depletion and amortization	8.2	4.9	13.1

Total expenses	14.9	106.2	121.1

Operating Income	$28.6	$6.1	$34.7

Production
Coal royalty tons (millions of tons)	14.0
Inlet volumes (Bcf)		15.4

Additions to property and equipment and acquisitions, net of cash acquired	$29.0	$199.5	$228.5

(1)	Natural Gas Midstream segment was acquired in March 2005.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Reconciliation of GAAP “Operating income” to Non-GAAP “Adjusted EBITDA” and “Distributable cash flow”
Operating income	$29,289	$20,436	$47,535	$34,736
Depreciation, depletion and amortization	8,816	7,999	17,637	13,078
Derivative losses (gains) included in operations	711	(589)	450	(589)
Cash paid for derivative settlements	(5,139)	(1,251)	(8,061)	(1,251)

Adjusted EBITDA (see Note 1 below)	33,677	26,595	57,561	45,974
Interest expense, net	(4,139)	(2,743)	(7,912)	(5,578)
Noncash cost of gas purchased	—	—	4,551	—
Maintenance capital expenditures	(2,254)	(1,431)	(4,321)	(1,720)

Distributable cash flow (see Note 2 below)	$27,284	$22,421	$49,879	$38,676

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$9,825	$5,531	$15,321	$5,820
Acquisitions, net of cash acquired	78,318	17,693	81,387	222,677
Change in accrued capital expenditures	775	—	(296)	—

Capital expenditures (see Note 3 below)	$88,918	$23,224	$96,412	$228,497

Note 1 - Adjusted EBITDA represents operating income plus depreciation, depletion and amortization expense, derivative losses (gains) included in operations and cash paid for derivative settlements. Management believes Adjusted EBITDA provides additional useful information regarding PVR’s ability to meet its debt service, capital expenditure and working capital requirements. Adjusted EBITDA is a measure of the business’ ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of the business. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

Note 2 - Distributable cash flow represents Adjusted EBITDA less interest expense and maintenance capital expenditures, plus noncash cost of gas purchased. Maintenance capital expenditures are capital expenditures (as defined by GAAP) which are not expansion capital expenditures. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 3 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions and other expenditures and change in accrued capital expenditures. Management believes capital expenditures provide useful information regarding PVR’s capital program as a supplement to cash additions to property and equipment.

Penn Virginia Resource Partners, L.P.

Guidance Table

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for 2006.

	Actual
	First Quarter 2006	Second Quarter 2006	YTD 2006
				2006 Guidance
Coal Segment:
Coal royalty tons (millions)	7.7	8.0	15.7	31.5	-	34.5

Revenues:
Average coal royalty per ton	$2.90	3.04	2.98	2.90	-	3.00
Other	$2.9	3.6	6.5	12.0	-	14.0

Expenses:
Direct expenses	$3.5	3.9	7.3	17.0	-	18.0
Depreciation, depletion and amortization	$4.7	4.7	9.5	20.0	-	22.0

Capital Expenditures:
Expansion and acquisitions	$4.8	69.2	74.0	82.0	-	84.0
Maintenance capital expenditures	$0.1	—	0.1	0.3	-	0.4
Total Coal Capital Expenditures	$4.9	69.2	74.1	82.3	-	84.4

Natural Gas Midstream Segment:
Inlet volumes (MMcf per day) - (a)	134	140	132	130	-	140

Expenses:
Direct expenses	$5.9	5.8	11.8	23.0	-	24.0
Depreciation, depletion and amortization	$4.1	4.1	8.1	15.5	-	17.5

Capital Expenditures:
Expansion and acquisitions	$0.6	17.4	18.0	32.0	-	33.0
Maintenance capital expenditures	$2.0	2.3	4.3	2.0	-	3.0
Total Midstream Capital Expenditures	$2.6	19.7	22.3	34.0	-	36.0

Other:
Interest expense:
Average long-term debt outstanding	$254.2	284.1	271.6	290.0	-	300.0
Interest rate	5.9%	6.0%	6.0%	6.5%	-	7.0%

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

Notes:

(a) The natural gas midstream segment’s derivative positions as of June 30, 2006, are summarized below:

	Average Volume Per Day		Weighted Average Price
Ethane Swaps (revenue)	(in gallons	)	(per gallon	)
Third Quarter 2006	81,480		$0.5038
Fourth Quarter 2006	73,126		$0.4870
First Quarter 2007 through Fourth Quarter 2007	34,440		$0.5050
First Quarter 2008 through Fourth Quarter 2008	34,440		$0.4700

Propane Swaps (revenue)	(in gallons	)	(per gallon	)
Third Quarter 2006	59,605		$0.7497
Fourth Quarter 2006	52,080		$0.7060
First Quarter 2007 through Fourth Quarter 2007	26,040		$0.7550
First Quarter 2008 through Fourth Quarter 2008	26,040		$0.7175

Crude Oil Swaps (revenue)	(in barrels	)	(per barrel	)
Third Quarter 2006 through Fourth Quarter 2006	1,100		$44.45
First Quarter 2007 through Fourth Quarter 2007	560		$50.80
First Quarter 2008 through Fourth Quarter 2008	560		$49.27

Crude Oil Collars (revenue)	(in barrels	)	(per barrel	)
Third Quarter 2006 through Fourth Quarter 2006 (October only)	270		$73.59

Natural Gas Swaps (cost of gas purchased)	(in MMbtu	)	(per MMbtu	)
Third Quarter 2006	9,000		$6.86
Fourth Quarter 2006	8,005		$6.98
First Quarter 2007 through Fourth Quarter 2007	4,000		$6.97
First Quarter 2008 through Fourth Quarter 2008	4,000		$6.97